News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

    P&G DECLARES QUARTERLY DIVIDEND, JULY 2026

    CINCINNATI, July 14, 2026 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $1.0885 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after August 17, 2026 to Common Stock shareowners of record at the close of business on July 24, 2026, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareowners of record at the start of business on July 24, 2026.

P&G has been paying a dividend for 136 consecutive years since its incorporation in 1890 and has increased its dividend for 70 consecutive years. This reinforces our commitment to return cash to shareowners, many of whom rely on the steady, reliable income earned with their investment in P&G.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contact
Henry Molski
+1-513-622-1566

P&G Investor Relations Contact
John Chevalier
+1-513-983-9974

Category: PG-IR